                                                                     EXHIBIT 3.1







                          CERTIFICATE OF DESIGNATION OF
                            SERIES B PREFERRED STOCK

                                       OF

                               WAVE SYSTEMS CORP.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, it is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is Wave Systems Corp., a Delaware corporation.

         2. The Certificate of Incorporation of the Corporation authorizes the issuance of two million (2,000,000) shares of preferred stock, par value one cent ($.01) per share, of which 360 shares of Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock") are issued or outstanding as of the date hereof, and, further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of preferred stock into then allocated to any class or series of preferred stock into one or more classes or series, and without limiting the generality of the foregoing, to fix and determine the designation of each class or series, the number of shares which shall constitute such class or series and certain relative rights and preferences of the shares of each class or series so established.

         3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series B issue of Preferred Stock:

         RESOLVED, that five hundred (500) of the two million (2,000,000) authorized shares of preferred stock of the Corporation shall be designated Series B Preferred Stock, $.01 par value per share, and shall possess the rights and preferences set forth below:

         Section 1. Designation and Amount. The shares of such series shall have a par value of $.01 per share and shall be designated as Series B Preferred Stock (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be 500. The Series B Preferred Stock shall have a stated value of $10,000 per share, with a 6% per annum premium as set forth herein.

         Section 2. Rank. The Series B Preferred Stock shall rank: (i) junior to any other class or series of capital stock of the Corporation hereafter created (with the consent of the holders of the Series B Preferred Stock (the "Holders") pursuant to Section 7(b) below) specifically ranking by its terms senior to the Series B Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Corporation's Class A and Class B Common Stock, par value $.01 per share (collectively, the "Common Stock"), (iii) prior to any class or series of capital stock of the Corporation hereafter created (unless it specifically, by its terms, ranks senior to or on parity with the Series B Preferred Stock) of whatever subdivision (collectively with the Common Stock, the "Junior Securities"); and
(iv) on a parity with (A) any class or series of capital stock of the Corporation hereafter created (with the consent of the Holders pursuant to Section 7(b) below) specifically ranking by its terms on a parity with the Series B Preferred Stock ("Parity Securities") and (B) all of the Corporation's Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as the "Distributions").

         Section 3. Dividends. The Series B Preferred Stock will bear no dividends, and the Holders shall not be entitled to receive dividends on the Series B Preferred Stock.

         Section 4. Liquidation Preference.

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the Holders shall be entitled to receive, immediately after any distributions to the Series A Preferred Stock and Senior Securities required by the Corporation's certificate of incorporation or any certificate of designation, and prior and in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) $10,000 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price") plus (ii) an amount equal to 6% of the Original Series B Issue Price per annum for the period that has passed since the date that, in connection with the consummation of the purchase by Holders of shares of Series B Preferred Stock from the Corporation, the escrow agent first had in its possession funds representing full payment for the shares of Series B Preferred Stock (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders and the holders of the Parity Securities shall be insufficient to permit the payment to all such holders of the full preferential amounts due to the Holders and the holders of the Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the Holders and the holders of the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Corporation's certificate of incorporation and any certificate(s) of designation relating thereto.

         (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Corporation, they shall be distributed to holders of Junior Securities in accordance with the Corporation's certificate of incorporation including any duly adopted certificate(s) of designation.

         (c) A sale, conveyance or disposition of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4; provided, further, that a consolidation, merger, acquisition, or other business combination of the Corporation with or into any other corporation or corporations or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 4, but instead shall be treated pursuant to
Section 5(e) hereof.

         Section 5. Conversion. The record Holders shall have conversion rights as follows (the "Conversion Rights"):

         (a) Right to Convert. Each record Holder shall be entitled (at the times and in the amounts set forth below), to convert (in multiples of one preferred share) (1) up to one-third (1/3) of the shares of Series B Preferred Stock held by such Holder at any time beginning 40 days following the date of the closing of a purchase and sale of Series B Preferred Stock that occurs pursuant to the offering of the Series B Preferred Stock by the Corporation (the "Closing Date"), and at anytime thereafter (2) up to an additional one-third (1/3) of the shares of Series B Preferred Stock held by such Holder at any time beginning 60 days following the Closing Date, and at anytime thereafter and (3) all remaining Series B Preferred Stock held by such Holder at any time beginning 90 days following the Closing Date at the office of the Corporation, into that number of fully-paid and non-assessable shares of Class A Common Stock of the Corporation calculated in accordance with the following formula (the "Conversion Rate"):

         Number of shares issued upon conversion of one share of Series B Preferred Stock=

         (.06) (N/365) (10,000) + 10,000
         -------------------------------
                 Conversion Price

         where,

         - N= the number of days between (i) the date that, in connection with the consummation of the initial purchase by Holders of shares of Series B Preferred Stock from the Corporation, the Corporation first had in its possession funds representing full payment for the shares of Series B Preferred Stock for which conversion is being elected, and (ii) the applicable Date of Conversion (as defined in Section 5(b)(iv) below) for the shares of Series B Preferred Stock for which conversion is being elected, and

         - Conversion Price = the lesser of (x) 110% of the average Closing Bid Price, as that term is defined below, for the 5 trading days ending on the Closing Date (the "Fixed Conversion Price"), or (y) .85 times the average Closing Bid Price, as that term is defined below, of the Corporation's Class A Common Stock for the five (5) trading days immediately preceding the Date of Conversion, as defined below.

                  For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the National Market System and if not available, the mean of the high and low prices on the National Market System.

         (b) Mechanics of Conversion. In order to convert Series B Preferred Stock into full shares of Class A Common Stock, the Holder shall (i) send a copy by facsimile of the fully executed notice of conversion in the form attached hereto ("Notice of Conversion") to the Corporation at the office of the Corporation and its designated transfer agent for the Series B Preferred Stock (the "Transfer Agent") that the Holder elects to convert the same, which notice shall specify the number of shares of Series B Preferred Stock to be converted, the applicable conversion price and a calculation of the number of shares of Class A Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted) prior to midnight, New York City time on the date of conversion specified on the Notice of Conversion and (ii) surrender the original certificates representing the Series B Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion no later than midnight, New York City time the next business day, to a common courier for either overnight or 2-day delivery to the office of the Corporation. In the case of a dispute as to the calculation of the Conversion Rate, the Corporation shall promptly issue the number of shares of Class A Common Stock that are not disputed. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within three (3) days of receipt of Holder's Notice of Conversion. Such accountant shall audit the calculations and notify the Corporation and Holder of the results no later than 48 hours from the time it receives the disputed calculations. Such accountant's calculation shall be deemed conclusive absent manifest error.

         (i) Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, Corporation shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if the Holder contemporaneously requests Corporation to convert such Series B Preferred Stock into Class A Common Stock.

         (ii) Date of Conversion. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is sent via facsimile to the Corporation before midnight, New York City time, on the Date of Conversion, and (ii) that the original Preferred Stock Certificates to be converted are surrendered by depositing such certificates with either overnight courier or 2-day courier, as provided above, and received by the Corporation within five (5) business days thereafter. The person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Class A Common Stock on the Date of Conversion. If the original Preferred Stock Certificates to be converted are not received by the Corporation within five (5) business days after the Date of Conversion or if the facsimile of the Notice of Conversion is not received by the Corporation prior to the Conversion Notice Deadline, the Notice of Conversion, at the Corporation's option, may be declared null and void.

         (iii) No Fractional Shares. If any conversion of the Series B Preferred Stock would create a fractional share of Class A Common Stock or a right to acquire a fractional share of Class A Common Stock, such fractional share shall be disregarded and the number of shares of Class A Common Stock issuable upon conversion, shall be the next higher number of shares.

         (iv) Delivery of Certificate Upon Conversion. If the Corporation receives a facsimile of both the Notice of Conversion and such Preferred Stock Certificates (or, in the case of lost or stolen certificates, after provision of agreement and indemnification required by Section 5(b)(i) above) on or before six o'clock P.M. New York City time on the Date of Conversion, the Corporation shall, within two (2) business days, issue, and cause to be delivered to a common courier for either overnight or two (2) day delivery, to such Holder, at the address of the Holder on the books of the Corporation, a certificate or certificates for the number of shares of Class A Common Stock to which the Holder shall be entitled as provided above. If the Corporation receives a facsimile of both the Notice of Conversion and such Preferred Stock Certificates (or, in the case of lost or stolen certificates, after provision of agreement and indemnification required by Section 5(b)(i) above) after six o'clock P.M. New York City time, but prior to midnight New York City time on the Date of Conversion, the Corporation shall, within three (3) business days, issue, and cause to be delivered to a common courier for either overnight or two (2) day delivery, to such Holder, at the address of the Holder on the books of the Corporation, a certificate or certificates for the number of shares of Class A Common Stock to which the Holder shall be entitled as provided above.

         (v) Notice. All notices and other communications sent to the Corporation shall be deemed given if delivered by common courier or sent via facsimile (with confirmation of receipt), in accordance with the terms set forth in this Section 5, at the following address (or at such other address specified by notice delivered by common courier or via facsimile to the Holders at the addresses of the Holders on the books of the Corporation):

                  Wave Systems Corp.
                  540 Madison Avenue
                  New York, New York  10022
                  Attention:  Mr. James Stokes Hatch
                  Facsimile No. (212) 755-3436

         (c) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

         (d) Automatic Conversion. Each share of Series B Preferred Stock outstanding on the second anniversary of the Closing Date automatically shall be converted into Class A Common Stock on such date at the Conversion Rate then in effect (calculated in accordance with the formula in Section 5(a) above) and such date shall be deemed the Date of Conversion with respect to such conversion.

         (e)      Adjustment to Conversion Rate.

                  (i) Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If at any time when the Series B Preferred Stock is issued and outstanding, the number of outstanding shares of Class A Common Stock is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Class A Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed

Conversion Price shall be proportionately increased. In such event the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof.

                  (ii) Adjustment to Conversion Price. If, at any time when the Series B Preferred Stock is issued and outstanding, the number of outstanding shares of Class A Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any conversion of the Series B Preferred Stock, then the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all five trading days immediately preceding the Date of Conversion.

                  (iii) Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all Series B Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Class A Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, or other property, then the Holders shall, upon being given at least 30 days advance written notice of such transaction, thereafter have the right to purchase and receive upon conversion of Series B Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Class A Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities or other property as may be issued or payable with respect to or in exchange for the number of shares of Class A Common Stock immediately theretofore purchasable and receivable upon the conversion of Series B Preferred Stock held by such Holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Rate and of the number of shares issuable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any transaction described in this subsection 5(e) unless (1) the Holder has been given at least 30 days advance written notice of such transaction, and (2) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the Holders such shares of stock and/or securities or other property as, in accordance with the foregoing provisions, the Holders may be entitled to receive upon conversion of the Series B Preferred Stock.

                  (iv) No Fractional Shares. If any adjustment under this
Section 5(e) would create a fractional share of Class A Common Stock or a right to acquire a fractional share of Class A Common Stock, such fractional share shall be disregarded and the number of shares of Class A Common Stock issuable upon conversion shall be the next higher integral number of shares.

                  (f) Mandatory Redemption. Notwithstanding anything contained herein to the contrary, at any time beginning 90 days following the Closing Date, the Corporation will redeem shares of Series B Preferred Stock pursuant to this Section 5(f) only to the extent that the exercise of conversion rights by the then current Holders pursuant to Section 5(a) above or in the event of automatic conversion pursuant to Section 5(d) above would result in the issuance of greater than 20% of the total number of shares of Class A Common Stock then outstanding. If the Corporation redeems some, but not all, of the Series B Preferred Stock submitted for conversion, the Corporation shall redeem from among the Series B Preferred Stock submitted by the various shareholders for conversion on the applicable date, a pro-rata amount from each such Holder so submitting Series B Preferred Stock for conversion.

                  (i) Redemption Price. The redemption price per share of Series B Preferred Stock under this Section 5(f) shall be calculated in accordance with the following formula ("Redemption Rate"):

[[(.06)(N/365) (10,000)] + 10,000] x Closing Bid Price on Date of Conversion
                                     ---------------------------------------
                                                 Conversion Price

where,

         "N", "Closing Bid Price", "Date of Conversion", and "Conversion Price" shall have the same meanings as defined in Section 5(a).

                  (ii) Mechanics of Redemption. The Corporation shall effect each such redemption by giving notice, by facsimile, by 5 P.M. New York City time the next business day following receipt of a Notice of Conversion from a Holder, and the Corporation shall provide a copy of such redemption notice by overnight or 2-day courier, to (A) the Holder of the Series B Preferred Stock submitted for conversion at the address and facsimile number of such Holder appearing in the Corporation's register for the Series B Preferred Stock and (B) the Corporation's Transfer Agent. Such redemption notice shall indicate whether the Corporation will redeem all or part of the Series B Preferred Stock submitted for conversion and the applicable redemption price.

                  (iii) Corporation Must Have Immediately Available Funds or Credit Facilities. The Corporation shall not be entitled to send any redemption notice and begin the redemption procedure under this Section 5(f) unless it has:

                  (a) the full amount of the redemption price in cash, available in a demand or other immediately available account in a bank or similar financial institution; or

                  (b) immediately available credit facilities, in the full amount of the redemption price with a bank or similar financial institution; or

                  (c) an agreement with a standby underwriter willing to purchase from the Corporation a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemption; or

                  (d) a combination of the items set forth in (i), (ii) and
(iii) above, aggregating the full amount of the redemption price.

             (iv) Payment of Redemption Price. Each Holder submitting
Series B Preferred Stock being redeemed under this Section 5(f) shall send their Series B Preferred Stock Certificates so redeemed to the Corporation or its Transfer Agent, and the Corporation shall pay the applicable redemption price to that Holder within three (3) business days of the date the Corporation sends the redemption notice to the Holder.

         Section 6. Voting Rights. The Holders shall have no voting power whatsoever, except as otherwise provided by the Delaware General Corporation Law ("Delaware Law"), and in this Section 6, and in Section 7 below.

                  Notwithstanding the above, the Corporation shall provide the Holders with notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders) regarding any major corporate events affecting the Corporation. In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to the Holders, at least ten (10) days prior to the record date specified therein (or 30 days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

                  To the extent that under Delaware Law the vote of the Holders, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series B Preferred Stock (except as otherwise may be required under Delaware Law) shall constitute the approval of such action by the class. To the extent that under Delaware Law the Holders are entitled to vote on a matter with holders of Class A Common Stock, voting together as one class, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Class A Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Series B Preferred Stock shall be entitled to notice of (and copies of proxy materials and other information sent to shareholders in connection with) all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and applicable statutes.

         Section 7. Protective Provision. So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by Delaware Law) of the Holders of at least 75% of the then outstanding shares of Series B Preferred Stock, and at least 75% of the then outstanding Holders:

                  (a) alter or change the rights, preferences or privileges of the Series B Preferred Stock or any Senior Securities so as to affect adversely the Series B Preferred Stock; provided, however, that no such change may be approved at any time on or prior to the 40th day following the Closing Date unless such change is unanimously approved by all Holders;

                  (b) create any new class or series of stock having a preference over or ranking in parity with the Series B Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of Series B Preferred; or

                  (c) do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended) unless otherwise consented to by at least 75% of the then outstanding shares of Series B Preferred Stock and at least 75% of the then outstanding Holders.

         In the event Holders of at least 75% of the then outstanding shares of Series B Preferred Stock and at least 75% of the then outstanding Holders agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series B

Preferred Stock, pursuant to subsection (a) above, so as to affect the Series B Preferred Stock, then the Corporation will deliver notice of such approved change to the Holders of the Series B Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of 30 days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change (notwithstanding the 40 day, 60 day, and 90 day holding requirements set forth in Section 5(a) hereof), or continue to hold their shares of Series B Preferred Stock, provided, however, that the Dissenting Holders may not convert anytime on or before the fortieth (40th) day following the Closing Date.

         Section 8. Status of Redeemed or Converted Stock. In the event any shares of Series B Preferred Stock shall be redeemed or converted pursuant to
Section 5 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series B Preferred Stock.

         Section 9. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of preferred stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series B Preferred Stock.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf and attested on this 24th day of May, 1996 by duly authorized officers of the Corporation.

                                         Wave Systems Corp.

                                         By: /s/ Peter J. Sprague
                                             --------------------
                                                  Peter J. Sprague
                                                  Chairman and Chief Executive
                                                    Officer

ATTEST:

By: /s/ James Stokes Hatch
    ----------------------
        James Stokes Hatch
        Secretary

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder in order to Convert the Preferred Stock)

The undersigned hereby irrevocably elects to convert shares of Series B Preferred Stock, represented by stock certificates No(s). (the "Preferred Stock Certificates") into shares of Class A common stock ("Class A Common Stock") of Wave Systems Corp. (the "Corporation") according to the conditions of the Certificate of Designation of Series B Preferred Stock (the "Certificate of Designation"), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto.

The undersigned represents and warrants (i) that all offers and sales by the undersigned of the shares of Class A Common Stock issuable to the undersigned upon conversion of the Series B Preferred Stock shall be made in compliance with Regulation S, pursuant to registration of the Class A Common Stock under the Securities Act of 1933, as amended (the "Act") or pursuant to an exemption from registration under the Act and (ii) the representations and warranties made by the undersigned pursuant to the Wave Systems Corp. Regulation S Subscription Agreement dated May 29, 1996 (the "Subscription Agreement") are true and correct as of the date hereof.

                    Date of Conversion:______________________

                    Applicable Conversion Price:_____________

                           Number of Shares of Class A
                    Common Stock to be Issued:_______________

                    Signature:_______________________________

                    Name:____________________________________

                    Address:_________________________________

*No shares of Common Stock will be issued until a facsimile of the Preferred Stock Certificate(s) to be converted and the Notice of Conversion are received by the Corporation. If the Corporation receives a facsimile of the Notice of Conversion and such Preferred Stock Certificates on, or prior to, 6 o'clock P.M. New York City time, the Corporation shall, within two (2) business days, issue and cause to be delivered to a common courier for either overnight or two (2) day delivery to such Holder a certificate or certificates for the number of shares of Class A Common Stock to which the Holder shall be entitled as provided by the terms of the Certificate of Designation. If the Corporation receives a facsimile of the Notice of Conversion and such Preferred Stock Certificates after 6 o'clock P.M. New York City time, but prior to midnight New York City time, the Corporation shall, within three
(3) business days, issue and cause to be delivered to a common courier for either overnight or two (2) day delivery to such Holder, a certificate or certificates for the number of shares of Class A Common Stock to which the Holder shall be entitled as provided by the terms of the Certificate of Designation. Late payments will be made pursuant to the terms of the Subscription Agreement.